Consent of Independent Registered Public Accounting Firm


The Board of Directors and Members
Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC:


We consent to the use of our reports, incorporated herein by reference dated May 30, 2006 with respect to the statements of assets and liabilities of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC-Multi-Strategy Series G and Series M, including the schedules of investments as of March 31, 2006, and the related statements of operations for the year ended March 31, 2006, the statements of changes in members' capital for each of the years in the two-year period ended March 31, 2006, the statements of cash flows for the year ended March 31, 2006, and the financial highlights for each of the years in the three-year period ended March 31, 2006 and the period from January 1, 2003 (commencement of operations) to March 31, 2003.

We also consent to the reference to our firm under the headings "Financial Statements" in the Proxy Statement and Prospectus.


KPMG LCP


New York, New York June 16, 2006